October 16, 2017

Mr. Jeffrey Brown

13038 Vista Del Valle Ct

Los Altos Hills CA 94022

Dear Jeffrey:

On behalf of the Board of Directors I am pleased to offer you a position with Sierra Monitor Corporation (“SMC” or the “Company”) as its President and Chief Executive Officer, starting on or before October 16, 2017 (your actual start date is referred to herein as the “Employment Commencement Date”). While employed hereunder, you agree to devote your full business efforts and time to the Company provided, however, that you may engage in civic and not-for-profit activities, serve on the boards of directors or serve as an advisor to non-competitive private or public companies so long as such activities do not materially interfere with the performance of your duties to the Company.

Your starting base salary will be $33,333.33 per month, which over a full year would equal $400,000.00 (the “Base Salary”), less payroll deductions and all required withholdings. Commencing in January 2019, your Base Salary will be reviewed by the Board of Directors at least annually for possible increases. Commencing in January 2018 you will also be eligible to receive an annual bonus of up to thirty seven and a half percent (37.5%) of your current Base Salary, based upon achieving goals to be mutually agreed upon between you and the Board. See Exhibit 1. Any such annual bonuses will be paid to you no later than March 15 following the year to which it relates, provided you must be an employee of the Company at the time such annual bonus is paid.

You will also be eligible for SMC’s standard benefits package on terms comparable to those provided to the Company’s executive officers. During your term of employment with the Company, you shall be entitled to paid vacation in accordance with the Company’s vacation policies for its executive officers.

Subject to the approval of SMC’s Board of Directors, upon the Employment Commencement Date, SMC will grant you an equity award covering 500,000 shares of Company common stock (the “Equity Award”). The Equity Award will consist of (i) a restricted stock award (“RSA”) of 150,000 shares of common stock and (ii) an option to purchase 350,000 shares of common stock, which will be an incentive stock option to the maximum extent possible under the Internal Revenue Code (the “Option”). Subject to your continued service with SMC, and further subject to accelerated vesting as specified herein, your Option will vest as to 1/4th of the covered shares on the first anniversary of the Employment Commencement Date, and the remaining unvested covered shares shall vest in 36 equal monthly installments thereafter, so that the Option will be 100% vested on the fourth anniversary of the Employment Commencement Date. Subject to your continued service with SMC, and further subject to accelerated vesting as specified herein, your RSA will vest as to 1/4th of the covered shares on each of the first four anniversaries of the Employment Commencement Date, so that the RSA will be 100% vested on the fourth anniversary of the Employment Commencement Date. Your Equity Award will otherwise have the standard terms and conditions of our award agreement under our 2016 Equity Incentive Plan (collectively, the “Equity Documents”), except as specified herein. Your Option will be priced at 100% of the fair market value of the underlying shares of common stock on the grant date.

Subject to your executing and not revoking a release of claims in favor of SMC in the form provided by the Company (a “Release”), and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date as may be required by the Release, in the event your employment is terminated by SMC without Cause (as defined below) or in the event you resign for Good Reason outside of the “Change in Control Period,” then (A) you shall receive severance payments of six (6) months’ Base Salary and six (6) months’ annual target bonus, paid in a lump sum (B) you shall receive six (6) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (C) fifty percent (50%) of your then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Termination Release Payment”).

Subject to your executing and not revoking a Release, in the event your employment is terminated by SMC other than for “Cause” within the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following the date upon which a “Change in Control” occurs (the “Change in Control Period”), or in the event that within the Change in Control Period you voluntarily terminate your employment for Good Reason, then (A) you shall receive severance payments of twelve (12) months’ Base Salary and twelve (12) months’ annual target bonus, paid in a lump-sum, (B) you shall receive twelve (12) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (C) all of your then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Change in Control Release Payment”). For the avoidance of doubt, under no circumstances will you be entitled to receive both the Termination Release Payment and the Change in Control Release Payment.

For the purposes of this offer letter agreement, “Cause” means (A) your continued failure to perform your employment duties and responsibilities, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, after you have received written notice from the Company which describes the factual basis for the Company’s belief that you have not substantially performed your duties and responsibilities and you have not cured such failure to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company, (B) any material act of personal dishonesty taken by you in connection with your duties and responsibilities as an employee, (C) your commission of an act of fraud, embezzlement, misrepresentation, or unlawful conduct resulting in material economic or financial injury to the Company, (D) your conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state, (E) any act of moral turpitude or other misconduct that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (F) your willful breach of any fiduciary duty owed by you to the Company that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (G) you being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order is entered with respect to any such action (regardless of whether or not you admit or deny liability in such action), (H) you obstructing or impeding, endeavoring to influence, obstruct or impede, or failing to materially cooperate with, any investigation authorized by the Company, its Board of Directors or any governmental or self-regulatory organization, or (I) your material breach of this Agreement or the Proprietary Information Agreement (as defined herein).

2

For the purposes of this offer letter agreement, “Change in Control” shall have the meaning ascribed to such term in the 2016 Equity Incentive Plan.

For the purposes of this offer letter agreement, “Good Reason” means that your employment terminates pursuant to your resignation within 180 days after any of the following is undertaken by the Company (or its acquirer) without your consent: (i) a material reduction of your Base Salary or target annual bonus, except that any reduction of less than ten percent (10%) shall not be considered material, and except for any reduction in the same percentage as applied to other similarly situated Company executives, (ii) a material reduction in your duties, authority or responsibilities; (iii) your office is relocated to a location more than thirty (30) miles from your then current office location; provided, however, that Good Reason shall not exist unless you have provided written notice to the Board of the purported grounds for the Good Reason within ninety (90) days of its initial existence and the Company has been provided at least thirty (30) days to remedy the condition.

If any payment or benefit you would receive pursuant to this offer letter agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of the equity compensation awards shall be cancelled/reduced next, with full-value awards reduced/cancelled prior to stock option/stock appreciation awards. The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. No vesting acceleration or severance benefits pursuant to such section shall be paid or provided unless and until the Release becomes effective. Any severance payment or benefit to which you would otherwise be entitled during such sixty (60) day period shall be paid or provided by the Company in full arrears on the sixty-first (61st) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A (“Section 409A”).

3

Notwithstanding any provision to the contrary herein, no Deferred Compensation Separation Payments (as defined below) that become payable under this offer letter agreement by reason of a termination of your employment with the Company (or any successor entity thereto) will be made unless such termination of employment constitutes a “separation from service” within the meaning of Section 409A. Further, if you are a “specified employee” of the Company (or any successor entity thereto) within the meaning of Section 409A on the date of your termination of employment (other than a termination of employment due to death), then the severance payable to you, if any, under this letter, when considered together with any other severance payments or separation benefits that are in each case considered deferred compensation under Section 409A (together the “Deferred Compensation Separation Payments”) that are payable within the first six (6) months following your termination of employment, shall be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day after the date of your termination of employment, when they shall be paid in full arrears. All subsequent Deferred Compensation Separation Payments, if any, will be paid in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your employment termination but prior to the six (6) month anniversary of your employment termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of death and all other Deferred Compensation Separation Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this offer letter agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Enclosed is a copy of our Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Proprietary Information Agreement”). This document assigns rights to all inventions to SMC and requires you to keep confidential all matters regarding SMC technology and business relationships until SMC has made such information public. Please read, sign, and return this agreement on your first day of work.

You agree that any information that constitutes “Company Confidential Information” under your Proprietary Information Agreement shall be subject to the terms thereof, including, without limitation, the restrictions concerning nondisclosure and non-use of Company Confidential Information set forth therein, regardless of whether such information was disclosed to you in connection with your participation in the Program. You further agree that any material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by you, solely or in collaboration with others, during the course of your participation in the Program shall constitute “Inventions” under your Proprietary Information Agreement shall be subject to the terms thereof, including, without limitation, those related to the ownership and assignment thereof to the Company and waiver of any rights related thereto. You agree to enter into such further agreements and instruments, and to take such further actions, as the Company may reasonable request to secure its rights described in this paragraph. In the case of any conflict between the terms of this paragraph and the Proprietary Information Agreement, the terms of the Proprietary Information Agreement shall be controlling.

4

You and SMC understand and acknowledge that your employment with SMC constitutes “at-will” employment. Subject to the provision of any severance benefits required above, you and SMC acknowledge that this employment relationship may be terminated at any time, with or without good cause or notice or for any or no cause, at the option of either you or SMC.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You represent that you (a) are not a party to an employment agreement or other contract or arrangement which prohibits your full-time employment with SMC, and (b) do not know of any conflict which would restrict your employment with SMC. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

This offer letter agreement, the agreement relating to the Equity Award referenced herein and the Proprietary Information Agreement are the entire agreement and understanding between you and SMC as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this offer letter agreement shall be binding unless in writing and signed by duly authorized representatives of you and SMC.

This offer letter agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this offer letter agreement.

Federal legislation requires all employers to verify the authorization to work of all employees. Under this law, you will be required to furnish documentation within 72 hours of starting work.

If you wish to accept employment at SMC under the terms set out above, please sign and date this offer letter agreement and return it to me no later than the end of the day on October 16, 2017.

Sincerely,

Gordon R. Arnold
Chairman

I have read and accept the above:

/s/ Jeffrey Brow	October 16, 2017
Jeffrey Brown	Date Signed

5

Exhibit 1

Bonus Plan Targets.

For the months of November and December 2017 the prorated bonus will be guaranteed and paid at a fixed rate of $12,500 in each month.

For the year 2018 the total bonus value will be $150,000 separated into two targets each valued at $75,000.

Target 1: Increase net sales by 10% year over year. For each 1% of growth the bonus value will be $7,500 until the maximum value will be $75,000.

Target 2: Will be established in consultation with the Board of Directors not later than March 31, 2018. The Target is expected to be related to Company gains in the area of IIoT sales or deployments.

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